Exhibit 99.1

Enservco Corporation Reports 2022 Second Quarter Financial Results

●	Q2 revenue up 12% YOY to $3.5 million from $3.1 million

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Q2 net loss increased to $3.9 million from $1.4 million YOY primarily due to nonrecurring events, including professional fees related to restatement of financial statements and SEC filings, severance and stock-based compensation related to the CFO transition, and the $1.1 million in Employee Retention Credits received in the second quarter last year

●	Q2 Adjusted EBITDA loss was flat at $1.6 million

●	Six-month revenue increased 46% YOY to $12.0 million from $8.2 million

●	Six-month net loss reduced to $0.8 million from $5.3 million YOY due primarily to the $4.3 million gain on debt extinguishment in the first quarter of 2022

●	Six-month adjusted EBITDA improved to a $1.4 million loss from a $2.5 million loss

●	Company now working to close and report financial results for third quarter ending September 30, 2022

Longmont, CO – November 14, 2022 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its second quarter and six-month period ended June 30, 2022.

Second quarter revenue increased 12% year over year to $3.5 million from $3.1 million due to increased customer demand driven by higher commodity prices. Net loss for the second quarter increased to $3.9 million from $1.4 million primarily due to nonrecurring events, including professional fees related to restatement of financial statements and SEC filings, severance and stock-based compensation related to the CFO transition, and the $1.1 million in Employee Retention Credits received in the second quarter last year.

Second quarter adjusted EBITDA was flat at a negative $1.6 million.

Six-month revenue increased 46% year over year to $12.0 million from $8.2 million. Six-month net loss was reduced to $0.8 million from $5.3 million year over year based primarily on a $4.3 million gain on debt extinguishment in the first quarter of 2022.

Six-month adjusted EBITDA improved to a $1.4 million loss from a $2.5 million loss.

Rich Murphy, Executive Chairman, said, “We’re pleased to report another quarter of top-line growth as we continue to orient operations to align with industry conditions. Our bottom line in the second quarter was impacted by a number of nonrecurring events described above, but our year-to-date profit metrics still showed solid improvement year over year. We are working now to close our third quarter in preparation for filing our Form 10-Q, at which time we will be fully current in our filings. Again, we appreciate the patience our shareholders have shown in recent months and are looking forward to moving ahead.”

To view full financial statements on Form 10-Q as filed with the SEC today, click the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0000319458/000143774922027305/ensv20220630_10q.htm

Due to the delay in filing its 2022 first and second quarter Form 10-Qs, the Company will not conduct an earnings conference call in conjunction with the filing of such final reports.  As a result of the Company’s delay in filing these financial statements, the Company will not be filing its 2022 third quarter Form 10-Q by the November 14th deadline. The Company believes that the delay in filing the 2022 third quarter Form 10-Q will be a matter of weeks.  After such filing, the Company will be current in its SEC reporting filings and anticipates timely filings going forward.

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming, West Virginia, Utah, Michigan, Illinois, Florida, New Mexico, and Louisiana. Additional information is available at www.enservco.com.

*Note on non-GAAP Financial Measures

This press release includes a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations in our Form 10-Q. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," “should,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2021, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include ability to sustain revenue growth and increased customer activity and higher commodity prices, and ability to bring its SEC filings fully current. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

Email: jay@pfeifferhigh.com